Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-155727 on Form S-3 of our reports dated February 25, 2008, relating to the consolidated financial statements and financial statement schedules of Alexander’s, Inc. and subsidiaries, and the effectiveness of Alexander’s, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander’s, Inc. for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/S/ Deloitte & Touche LLP

Parsippany, New Jersey
December 23, 2008